                EXHIBIT 12.1 TO FORM S-3 REGISTRATION STATEMENT

                    HEALTHTRUST, INC. - THE HOSPITAL COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                THREE MONTHS
                                   ENDED                        YEAR ENDED AUGUST 31
                                NOVEMBER 30,    -----------------------------------------------------
                                    1993          1993       1992       1991       1990       1989
                                ------------    --------   --------   --------   --------   ---------
Net income (loss).............    $ 38,852      $135,191   $ 93,242   $  6,640   $(53,150)  $(101,272)
Income tax charge (credit)....      26,559        90,675     71,432     15,439    (21,855)    (53,148)
                                ------------    --------   --------   --------   --------   ---------
Pre-tax income (loss).........    $ 65,411      $225,866   $164,674   $ 22,079   $(75,005)  $(154,420)
                                ------------    --------   --------   --------   --------   ---------
Fixed Charges:
Interest (expensed or
  capitalized)................    $ 23,314      $106,244   $117,592   $150,572   $154,801   $ 170,150
Amortization of debt expense,
  discount or premium.........         541         1,978      6,989      4,477      8,111      20,998
Estimated interest factor on
  operating lease payments....       3,791        13,977     12,269      9,573      8,032       7,260
                                ------------    --------   --------   --------   --------   ---------
       Total fixed charges....    $ 27,646      $122,199   $136,850   $164,622   $170,944   $ 198,408
                                ------------    --------   --------   --------   --------   ---------
Earnings:
Pre-tax income (loss).........    $ 65,411      $225,866   $164,674   $ 22,079   $(75,005)  $(154,420)
Fixed charges.................      27,646       122,199    136,850    164,622    170,944     198,408
Interest capitalized..........      (2,300)       (8,435)    (5,025)    (2,400)    (1,850)     (1,349)
Amortization of interest
  capitalized.................         500         1,709      1,568      1,400      1,332       1,259
                                ------------    --------   --------   --------   --------   ---------
       Total earnings.........    $ 91,257      $341,339   $298,067   $185,701   $ 95,421   $  43,898
                                ------------    --------   --------   --------   --------   ---------
Ratio of earnings to fixed
  charges.....................        3.3X          2.8X       2.2X       1.1X         (A)         (A)
                                ------------    --------   --------   --------   --------   ---------
                                ------------    --------   --------   --------   --------   ---------

- ---------------

(A) The Company's earnings were inadequate to cover fixed charges for the years ended August 31, 1990 and 1989 by $75,523 and $154,510 respectively.